UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	000-23064	73-1136584
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No)

608 South Main Street, Stillwater, Oklahoma 74074

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (405) 372-2230

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 13, 2011 Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), (“Southwest”) completed cash sales of nonperforming loans, potential problem loans, and other real estate with a carrying value before transfer to assets held for sale, of approximately $300.3 million and related other loans with a carrying value before transfer to assets held for sale of $1.3 million. Southwest received total net cash after payment of transaction expenses of approximately $186.6 million. The sales were subject to customary representations and warranties. Southwest did not retain any interest in the loans or other real estate sold.

The sales included a bulk sale made pursuant to an agreement with SW Loan Portfolio Holdings, L.P. and its affiliates and individual sales of loans under separate agreements with unaffiliated parties.

SW Loan Portfolio Holdings L.P. is not an affiliate of Southwest. Southwest is not aware of any material relationship between SW Loan Portfolio Holdings L.P. or any of its officers, directors, or affiliates and Southwest or any officer, director, or affiliate of Southwest other than the bulk sale.

Item 8.01 Other Events

On December 14, 2011, Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), (“Southwest”), issued a news release describing completed sales of loans and other real estate. A copy of that release is attached as Exhibit 99 hereto and is hereby incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Exhibits.

Exhibit 99	New Release Dated December 14, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST BANCORP, INC.

By:	/s/ RICK GREEN
Rick Green
President and Chief Executive Officer

Dated: December 14, 2011.